Exhibit 99.1

Avantair, Inc. Completes Program for Early Retirement of Warrants

Clearwater, Fla., December 15, 2008 (GLOBE NEWSWIRE) - Avantair, Inc. (OTCBB: AAIR, AAIRW, AAIRU) (“the Company”), the only publicly traded stand-alone fractional operator and the sole North American provider of fractional shares in the Piaggio Avanti P.180 aircraft, today announced the completion of a warrant retirement program, which was designed to reduce the overhang of the publicly traded warrants on its common stock and to provide greater liquidity for its common stock.  The program was conducted pursuant to a tender offer that expired on December 12, 2008 at 5 p.m., Eastern Standard Time.

The tender offer presented holders of all 13,800,000 outstanding, publicly traded warrants with the opportunity to exercise the warrants on amended terms. Under the tender offer, no warrants were exercised and the Company decided not to extend the offer. The original terms of the warrants are now reinstituted and the warrants will expire on February 23, 2009, unless earlier redeemed according to their original terms.

Questions regarding the tender offer may be directed to Morrow & Co., LLC (“Morrow”), the information agent for the tender offer. Banks and brokerage firms may call Morrow at (203) 658-9400. Holders may call Morrow toll free at (800) 607-0088.

This press release is merely a notification of the results of the tender offer and is neither an offer to purchase or the solicitation of an offer to sell any of the Company’s warrants nor an offer to sell or the solicitation of an offer to buy the Company’s common stock.  The tender offer was made only through the Offer Letter dated November 14, 2008 and related materials, included as exhibits to the Schedule TO filed with the Securities Exchange Commission on such date.

About Avantair, Inc.

Avantair, the only publicly traded stand-alone fractional operator and the sole North American provider of fractional shares in the Piaggio Avanti P.180 aircraft, is headquartered in Clearwater, FL with approximately 400 employees. The Company offers private travel solutions for individuals and businesses traveling within its service area, which includes the continental United States, Canada, the Caribbean and Mexico, at a fraction of the cost of whole aircraft ownership. The Company currently manages a fleet of 51 aircraft, with another 58 Piaggio Avanti IIs on order through 2013. For more information about Avantair, please visit: http://www.avantair.com.

Cautionary Statement About Forward-Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Avantair’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Avantair’s filings with the SEC, accessible on the SEC's website at http://www.sec.gov, discuss these risks and uncertainties in more detail and identify additional factors that can affect forward-looking statements.

Contact

Lesley Snyder
The Piacente Group, Inc.
212-481-2050
lesley@thepiacentegroup.com

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